Exhibit 99.1

EverQuote Announces First Quarter 2021 Financial Results

•	Revenue Increased 28% Year-Over-Year to $103.8 Million

•	Non-Auto Insurance Revenue Increased 41% Year-Over-Year to $19.3 Million

•	Variable Marketing Margin Increased 32% Year-Over-Year to $31.4 Million

CAMBRIDGE, Mass., May 3, 2021 — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the first quarter ended March 31, 2021.

“We enter 2021 with clarity in our strategy and a focus on execution - delivering solid results across all of our key metrics as revenue increased 28%, VMM grew 32%, and Adjusted EBITDA continued to expand,” said Jayme Mendal, CEO of EverQuote. “We are pleased with our Q1 performance and are scaling the business by making strategic investments to attract more shoppers, grow insurance provider coverage and budget, optimize and deepen consumer-provider engagement and further expand our non-auto verticals. We remain bullish in our outlook for the remainder of this year and in our ability to build an industry-defining company,” concluded Mr. Mendal.

First Quarter 2021 Financial Highlights:

(All comparisons are relative to the first quarter of 2020):

•	Total revenue of $103.8 million, an increase of 28%.

•	Automotive insurance vertical revenue of $84.5 million, an increase of 25%.

•	Revenue from our other insurance verticals, which includes home and renters, life, health and commercial insurance, increased 41% to $19.3 million.

•	Variable Marketing Margin of $31.4 million, an increase of 32%.

•	GAAP net loss of $3.8 million, compared to GAAP net loss of $1.4 million.

•	Adjusted EBITDA of $4.8 million, compared to Adjusted EBITDA of $3.8 million.

First Quarter 2021 Business Highlights:

•	Consumer traffic initiatives focused on improving monetization led to a 22% year-over-year increase in revenue per quote request as quote requests grew 4% year-over-year.

•	Digital carriers grew their spending on our platform by over 200% year-over-year.

•

EverQuote continued building its leadership team, with David Brainard promoted to Chief Technology Officer and Brandon Washington joining EverQuote as Senior Vice President, Diversity, Equity and Inclusion.

Second Quarter and Increased Full-Year 2021 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Second quarter 2021:

•	Revenue of $101 - $103 million, a year-over-year increase of 30% at the mid-point.

•	Variable Marketing Margin of $31 - $32 million, a year-over-year increase of 34% at the mid-point.

•	Adjusted EBITDA in the range of $5 - $6 million, a year-over-year improvement of 38% at the mid-point.

Full year 2021:

•	Revenue of $434 - $442 million, a year-over-year increase of 26% at the mid-point and an increase from our previous guidance of $430 - $440 million.

•	Variable Marketing Margin of $136 - $140 million, a year-over-year increase of 27% at the mid-point and an increase from our previous guidance of $135 - $140 million.

•	Adjusted EBITDA in the range of $26 - $30 million, a year-over-year increase of 52% at the mid-point and an increase from our previous guidance of $25 - 30 million.

With respect to the Company’s expectations under “Second Quarter and Increased Full Year 2021 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its first quarter 2021 financial results at 4:30 p.m. Eastern Time today, May 3, 2021. To access the conference call, dial (877) 273-5005 for the U.S. or Canada, or (647) 689-5410 for international callers and provide conference ID 7356836. The webcast will be available live on the Investors section of the Company’s website at https://investors.everquote.com.

An audio replay of the call will also be available to investors beginning at approximately 6:30 p.m. Eastern Time on May 3, 2021, until 11:59 p.m. Eastern Time on May 9, 2021, by dialing (800) 585-8367 for the U.S. or Canada, or (416) 621-4642 for international callers, and entering passcode 7356836. In addition, an archived webcast will be available on the Investors section of the Company’s website at: https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry of the COVID-19 pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the Company’s expected use of proceeds from its initial public offering; (10) developments regarding the insurance industry and the transition to online marketing; and (11) other factors discussed in the

“Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn

https://www.linkedin.com/company/everquote/.

Investor Relations Contact:

Brinlea Johnson

The Blueshirt Group

212-331-8424

Brinlea @blueshirtgroup.com

EVERQUOTE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2021	2020
	(in thousands except per share)
Revenue	$103,822	$81,364

Cost and operating expenses(1):
Cost of revenue	5,953	5,335
Sales and marketing	87,569	66,504
Research and development	8,573	6,459
General and administrative	5,596	4,719
Acquisition-related	(79)	—

Total cost and operating expenses	107,612	83,017

Loss from operations	(3,790)	(1,653)

Other income (expense):
Interest income	14	111
Other income (expense), net	(25)	100

Total other income (expense), net	(11)	211

Net loss	$(3,801)	$(1,442)

Net loss per share, basic and diluted	$(0.13)	$(0.05)

Weighted average common shares outstanding, basic and diluted	28,431	26,640

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cost of revenue	$91	$54
Sales and marketing	3,391	1,695
Research and development	2,327	1,276
General and administrative	1,711	1,515

	$7,520	$4,540

EVERQUOTE, INC.

CONSOLIDATED BALANCE SHEET DATA

	March 31, 2021	December 31, 2020
	(in thousands)
Cash and cash equivalents	$46,886	$42,870
Working capital	55,107	50,554
Total assets	135,669	129,050
Total liabilities	59,681	58,068
Total stockholders’ equity	75,988	70,982

EVERQUOTE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cash flows from operating activities:
Net loss	$(3,801)	$(1,442)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,174	849
Stock-based compensation expense	7,520	4,540
Change in fair value of contingent consideration	(79)	—
Provision for (recovery of) bad debt	(46)	21
Unrealized foreign currency transaction (gains) losses	15	—
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(2,942)	(3,462)
Prepaid expenses and other current assets	172	(94)
Operating lease right-of-use assets	791	—
Other assets	(733)	(4)
Accounts payable	(702)	3,983
Accrued expenses and other current liabilities	2,810	(489)
Operating lease liabilities	(638)	—
Deferred revenue	(57)	76
Other long-term liabilities	36	(51)

Net cash provided by operating activities	3,520	3,927
Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(777)	(885)

Net cash used in investing activities	(777)	(885)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,272	1,364

Net cash provided by financing activities	1,272	1,364

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	—

Net increase in cash, cash equivalents and restricted cash	4,016	4,406
Cash, cash equivalents and restricted cash at beginning of period	43,120	46,304

Cash, cash equivalents and restricted cash at end of period	$47,136	$50,710

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended March 31,		Change
	2021	2020	%
	(in thousands)
Automotive	$84,481	$67,641	24.9%
Other	19,341	13,723	40.9%

Total Revenue	$103,822	$81,364	27.6%

Other financial and non-financial metrics:

	Three Months Ended March 31,		Change
	2021	2020	%
	(in thousands)
Loss from operations	$(3,790)	$(1,653)	129.3%
Net loss	$(3,801)	$(1,442)	163.6%
Quote requests	7,720	7,392	4.4%
Variable Marketing Margin	$31,438	$23,815	32.0%
Adjusted EBITDA(1)	$4,800	$3,836	25.1%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company uses Adjusted EBITDA to evaluate EverQuote’s operating performance and trends and make planning decisions. The Company believes that this non-GAAP financial measure helps identify underlying trends in EverQuote’s business that could otherwise be masked by the effect of the items that the Company excludes in the calculations of Adjusted EBITDA. Accordingly, the Company believes that this financial measure provides useful information to investors and others in understanding and evaluating EverQuote’s operating results, enhancing the overall understanding of the Company’s past performance and future prospects.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended March 31,
	2021	2020
Net loss	$(3,801)	$(1,442)
Stock-based compensation	7,520	4,540
Depreciation and amortization	1,174	849
Acquisition-related	(79)	—
Interest income	(14)	(111)

Adjusted EBITDA	$4,800	$3,836